Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicole Culbertson
(650) 849-1649

Essex Property Trust Completes $115 million
Private Placement Unsecured Bond Offering

Palo Alto, California—June 30, 2011—Essex Property Trust, Inc. (NYSE:ESS), a real estate investment trust (REIT) that invests in apartment communities located in highly desirable, supply-constrained markets, announced today that the Company and its operating partnership, Essex Portfolio, L.P., have completed an issuance of $115 million of Senior Unsecured Notes. An overview of the transaction and terms is as follows:

Issuer:	Essex Portfolio, L.P.

Security Type:	Guaranteed Senior Unsecured Notes

Structure:	Private Placement

Size:	$115 million

Term / Maturity date:	6.25 years / September 30, 2017: $40 million 8.5 years / December 31, 2019: $75 million

Pay Rate / Type:	4.5% / semi-annual; 360 day: $40 million 4.92% / semi-annual; 360 day: $75 million

Use of Proceeds:	Repay a portion of the outstanding indebtedness under its $275 million unsecured line of credit and for general corporate purposes.

Lead placement agent:	Mitsubishi UFJ Securities (USA), Inc.

Co-placement agents:	KeyBanc Capital Markets, Inc.

PNC Capital Markets LLC

Mark J. Mikl, Senior Vice President, Capital Markets for the Company, stated, “We are pleased to expand our fixed-income investor base and strengthen our corporate investment grade credit profile.”

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 150 apartment communities with an additional 4 properties in various stages of active development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.

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